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                                              EXHIBIT 16



March 7, 1996




Office of the Chief Accountant
Securities and Exchange Commission
Mail Stop 9-5
450 Fifth Street, N.W.
Washington, D.C.  20549


Dear Sir:

We have read Item 9 included in the Sun Company, Inc. Annual Report on Form 10-K for the fiscal year ended December 31, 1995 filed with the Securities and Exchange Commission on March 7, 1996 and are in agreement with the statements contained in paragraph (b) and those contained in paragraph (a) which pertain to Coopers & Lybrand L.L.P.

Very truly yours,



s/ COOPERS & LYBRAND L.L.P.
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Coopers & Lybrand L.L.P.